Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO REPORTS RECORD YEAR;
SOLID GAINS IN REVENUE, OPERATING INCOME AND EARNINGS PER SHARE

CRANFORD, NJ, March 9, 2007 – Metalico, Inc. (AMEX:MEA) today reported its best year ever, with increases in revenues and operating income for 2006 compared to 2005.

Net income for the year ended December 31, 2006 was $10,048,000 or $.39 per share on sales of $207,655,000, compared to net income of $5,589,000 or $.23 per share on sales of $155,237,000 for the year ended December 31, 2005, both on a diluted basis. These results represent an increase in sales of $52,418,000 or 34% over the 2005 results. Operating income for 2006 increased $5,465,000 or 39.8% to $19,183,000, compared to $13,718,000 for 2005.

Metalico’s Scrap Metal segment enjoyed year-over-year unit volume increases of approximately 16% for ferrous and 7% for non-ferrous. The Lead Fabrication segment experienced approximately 5% higher year-over-year unit volume. Non-ferrous metal prices saw an increase of 51% year over year, while prices for ferrous and fabricated lead products also rose year over year by 7% and 11%, respectively.

The Company’s Scrap segment experienced a 68% increase in operating income while the Lead Fabrication segment increased operating income by 12%. Net income for 2006 benefited from a lower effective tax rate of 35% (versus 40% for 2005) due to state investment tax credits earned for operating and investing in approved enterprise zones.

Fourth-quarter sales increased by 25.1% to $47,757,000 in 2006, compared to $38,172,000 in the prior year’s fourth quarter. Operating income for the quarter ended December 31, 2006 was $2,078,000, compared to operating income of $3,495,000 for the quarter ended December 31, 2005, a decrease of 40.5% due to higher operating costs.

Net income for the fourth quarter of 2006 was $1,824,000 or $.07 per diluted share compared to net income and diluted earnings per share of $955,000 and $.04 respectively. A decrease in the Company’s income tax expense of $1,041,000 in the fourth quarter of 2006 from the comparable period for 2005 was principally responsible for the increase in fourth-quarter net income.

In May of 2006, the Company sold substantially all of the lead smelting assets of its Gulf Coast Recycling, Inc. subsidiary, in Tampa, Florida, and exited the lead smelting business. For the year-ends December 31, 2006 and 2005, the Company has reclassified the operating losses of Gulf Coast to discontinued operations.

“Our record financial performance in 2006 resulted from solid year-over-year unit volume growth across all commodity products sold and continued pricing strength in non-ferrous metals,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer.

“In addition, we improved our net working capital, reduced total debt by more than one-third, and significantly improved shareholders equity. A stronger balance sheet will enhance our financial flexibility as we continue executing our strategy of growth through acquisitions and internal development projects while diversifying our mix of commodity metal revenues.”

EBITDA (defined below) for 2006 was $23,793,000, an increase of $6,198,000 (35.2%) over $17,595,000 of EBITDA reported for 2005.

Metalico’s outstanding debt fell to a total of $18,502,000 as of December 31, 2006 from $29,318,000 at December, 31, 2005, a decrease of 37% or $10,816,000, even after financing approximately $9,861,000 in capital expenditures. Shareholders’ equity increased by 32% or $17,588,000 as of December 31, 2006 to $72,599,000, from $55,011,000 as of December 31, 2005.

The Company’s results also reflect the consolidation of its investment in AgriFuel Co., a biodiesel development company.
As of December 31, 2006, Metalico had 11,754,688 common shares issued and outstanding and 14,372,187 non-trading preferred shares (exchangeable for common at a one-to-one ratio) outstanding, for a total of 26,126,875 common equivalent shares outstanding as of that date. The company’s preferred stock is held principally by the financial institutions that financed Metalico at its inception.

Since December 31, 2005, 4,006,421 freely trading shares of Metalico common stock have been issued from the conversion of 2,645,684 preferred shares (including 507,213 shares converted in 2007) and the exchange of convertible debt for another 1,360,737 shares.

Metalico, Inc. is a rapidly growing holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates six recycling facilities through New York State and five lead fabrication plants in four states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, other income and expense, stock based compensation in subsidiaries, minority interests and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables. Metalico’s results for all periods have been adjusted for its Gulf Coast Recycling divestiture during the second quarter of 2006 as Gulf Coast’s results of operations have been reclassified as discontinued operations.

Forward-looking Statements

This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to commodity pricing. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three	Year	Year
	Months Ended	Months Ended	Ended	Ended
Selected Income Statement Data:	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenue	$47,757	$38,172	$207,655	$155,237

Costs and expenses:
Operating expenses	40,249	30,811	170,090	126,150
Selling, general & administrative expenses	4,377	2,900	14,372	11,492
Depreciation & amortization	1,053	966	4,010	3,877

	45,679	34,677	188,472	141,519

Operating income	2,078	3,495	19,183	13,718

Interest expense	(424)	(528)	(2,197)	(2,527)
Other income	145	(16)	226	345

	(279)	(544)	(1,971)	(2,182)

Income from continuing operations before income taxes and minority interest	1,799	2,951	17,212	11,536
Provision for income taxes	413	1,454	6,258	4,603

Income from continuing operations before minority interest	1,386	1,497	10,954	6,933
Minority interest in losses of consolidated subsidiaries	385	—	385	-

Income from continuing operations	1,771	1,497	11,339	6,933
Discontinued operations:
Gain\(Loss) from discontinued operations	53	(542)	(1,851)	(1,344)
Gain on sale of discontinued operations	—	—	560	-

	53	(542)	(1,291)	(1,344)

Net income	$1,824	$955	$10,048	$5,589

Diluted earnings per common share:
Net income	$0.07	$0.04	$0.39	$0.23

Diluted weighted average common shares outstanding:	26,235,222	26,035,926	26,016,562	24,317,088

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	December 31,	December 31,
	2006	2005
Assets:

Current Assets	$45,967	$39,212
Property Plant & Equipment, net	29,214	28,178
Intangible and Other Assets	43,226	34,047

Total Assets	$118,407	$101,437

Liabilities & Stockholders’ Equity:

Current Liabilities	$22,072	$23,181
Debt & Other Long Term Liabilities	17,296	22,245

Total Liabilities	39,368	45,426
Minority Interest	6,440	-
Redeemable Common Stock	—	1,000
Stockholders’ Equity	72,599	55,011

Total Liabilities & Stockholders’
Equity	$118,407	$101,437

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, income taxes, depreciation, amortization, other income and expense and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

			Year	Year
	Three Months	Three Months Ended	Ended	Ended
	Ended	December 31,	December 31,	December 31,
	December 31, 2006	2005	2006	2005
	(UNAUDITED)
	($thousands)
EBITDA	$3,731	$4,461	$23,793	$17,595
Less: Interest expense	424	528	2,197	2,527
Provision for federal and state income taxes	413	1,454	6,258	4,603
Depreciation and amortization	1,053	966	4,010	3,877
Stock based compensation in subsidiary	600	—	600	-
Minority interest	(385)	—	(385)	-
Other (income) expense	(145)	16	(226)	(345)
Discontinued operations, net	(53)	542	1,291	1,344

Net income	$1,824	$955	$10,048	$5,589